Exhibit 99.01

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES

THIRD QUARTER 2010 RESULTS

NEW YORK, November 9, 2010—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced third quarter 2010 net income of $76.0 million, or $0.25 per diluted share. This compares to third quarter 2009 net income of $2,188.3 million, or $7.58 per diluted share. Relative to the third quarter 2009 results, the third quarter 2010 results reflect significantly reduced unrealized mark-to-market gains in the credit derivatives portfolio as the remaining exposure of the CDO of ABS portfolio which drove the unrealized gains in 2009 was commuted in June 2010. Third quarter 2010 results also reflect lower loss and loss expenses.

Third Quarter 2010 Summary

•

As previously announced, on November 1, 2010, Ambac did not make a regularly scheduled interest payment on Company debentures due May 1, 2023, and filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on November 8, 2010.

•	Net change in fair value of credit derivatives was positive $9.4 million in the current quarter, down from $2,132.9 million in the third quarter 2009.

•	Net loss and loss expenses incurred amounted to $165.4 million for the current quarter, down from $459.2 million in the third quarter of 2009.

•

During the third quarter 2010, AAC commuted the reinsurance arrangement with its subsidiary, Ambac Assurance UK Ltd (“Ambac UK”) resulting in a net gain of $157.8 million (included in “Other income” in the Consolidated Statements of Operations).

•	The financial services segment recorded a $77.4 million operating loss primarily related to the impact of lower interest rates on the derivative products business.

•

Statutory surplus of Ambac Assurance Corporation (“AAC”) decreased to approximately $912 million at September 30, 2010 from $1.5 billion at June 30, 2010, driven primarily by statutory loss and loss expenses.

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Financial Results

Implementation of New Accounting Standards

Effective January 1, 2010, Ambac adopted Accounting Standards Update No. (“ASU”) 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”. See prior quarters’ earnings releases for information on the financial impact of adoption. As of September 30, 2010, the Company’s balance sheet included 23 consolidated VIEs with $19.2 billion of assets and $18.9 billion of liabilities.

Net Premiums Earned

Net premiums earned for the third quarter of 2010 were $143.1 million, down 40% from $238.4 million earned in the third quarter of 2009. Net premiums earned include accelerated premiums, which result from calls, terminations and other accelerations recognized during the quarter. Accelerated premiums were $30.0 million in the third quarter of 2010, down from $90.3 million in the third quarter 2009. Normal net premiums earned, which exclude accelerated premiums, were $113.1 million in the third quarter of 2010, down 24% from $148.1 million in the third quarter of 2009. Normal net premiums earned for the period have been negatively impacted by the lack of new business written and the high level of refundings and terminations over the past several quarters, as well as non-recognition of premiums earned on VIEs that have been consolidated as a result of implementation of ASU 2009-17, effective January 1, 2010.

Net Investment Income

Net investment income for the third quarter of 2010 was $69.8 million, representing a decrease of 49% from $137.6 million in the third quarter of 2009. The decrease was primarily driven by three factors: (i) a decrease in the invested asset base resulting from the second quarter 2010 commutation settlement on CDO of ABS transactions; (ii) the average yield on the portfolio decreased as the asset mix changed period to period; and (iii) a reduction in interest income related to securities in the financial guarantee investment portfolio that have insurance policies from AAC that were allocated to the Segregated Account. These insurance policies are subject to the payment moratorium ordered by the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) in connection with the rehabilitation plan for the Segregated Account of AAC.

Other-Than-Temporary Impairment Losses

Other-than-temporary impairment (“OTTI”) losses in the financial guarantee investment portfolio were $6.6 million in the third quarter of 2010, compared to OTTI losses of $32.5 million in the third quarter of 2009. The third quarter 2010 OTTI loss was driven primarily by impairment write downs on AAC-wrapped securities (which had insurance policies allocated to the Segregated Account) within its investment portfolio. The third quarter 2009 OTTI impairment loss was driven by write-downs of certain RMBS securities rated below investment grade within the investment portfolio that management intended to sell in connection with its revised investment strategies.

Net Change in Fair Value of Credit Derivatives

The net change in fair value of credit derivatives, which comprises realized gains/(losses) and other settlements from credit derivatives and unrealized gains/(losses) on credit derivatives, was a gain of $9.4 million for the third quarter of 2010, compared to a gain of $2,132.9 million for the third quarter of 2009. Third quarter of 2009 results included the impact of fair value changes to the CDO of ABS portfolio, which was fully commuted in June 2010. The CDO of ABS portfolio contributed significantly to the volatility of the net change in fair value of credit derivatives throughout 2009.

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Realized losses and other settlements from credit derivative contracts represent the normal accretion into income of fees received for transactions executed in credit derivative format, offset by loss and settlement payments on such transactions. Net realized gains/(losses) and other settlements from credit derivative contracts in the third quarter of 2010 and 2009 amounted to $4.9 million and ($732.9) million, respectively. The third quarter 2009 net realized loss was primarily driven by settlement and commutation payments on certain CDO of ABS transactions during that period.

Net unrealized gains on credit derivative contracts in the third quarter of 2010 and 2009 amounted to $4.5 million and $2,865.8 million, respectively. The net unrealized gain during the third quarter of 2010 is primarily the result of the net amortization of par outstanding on the underlying reference obligations of the remaining credit derivative portfolio. The third quarter 2009 net unrealized gain primarily reflects the effect of AAC’s widening credit spreads during that period on the fair value of CDO of ABS derivative liabilities, pricing improvements on underlying reference obligations, and the reclassification of $732.9 million to realized losses, partially offset by the negative impact of rating downgrades on the fair value of CDO of ABS.

Financial Guarantee Loss Reserves

Total net loss and loss expenses were $165.4 million in the third quarter of 2010, compared to $459.2 million in the third quarter of 2009. Losses and loss expenses in the third quarter of 2010 primarily relate to credit deterioration in certain first-lien RMBS and student loan transactions and increased loss expense estimates related to loss mitigation and remediation strategies of the RMBS portfolio, partially offset by increased estimates in remediation recoveries on certain RMBS transactions. Third quarter of 2009 loss and loss expenses were driven by credit deterioration in non-RMBS transactions.

Loss and loss expenses paid during the third quarter 2010, net of recoveries from all policies (allocated and not allocated to the Segregated Account), amounted to $63.9 million and include a commutation payment on a non-RMBS structured finance transaction, partially offset by RMBS recoveries. Total insurance claims presented for payment during the quarter but not paid as a result of the moratorium imposed in March 2010 by the OCI on all policies allocated to the Segregated Account amounted to $428.3 million, largely related to RMBS policies. Total net claims paid in the third quarter of 2009 were $315.1 million, primarily related to RMBS transactions.

Loss and loss expense reserves for all RMBS insurance exposures as of September 30, 2010, were $2,746.0 million (including $1,074.2 million representing claims presented but not paid since March 24, 2010 due to the claims moratorium). RMBS reserves as of September 30, 2010, are net of $2,395.5 million of estimated net remediation recoveries. The estimate of net remediation recoveries related to material representation and warranty breaches increased from $2,227.2 million as of June 30, 2010, primarily as a result of additional breaches identified during the re-underwriting of additional loan files within transactions identified in previous periods and increased credit deterioration in certain transactions thereby increasing the remediation recovery estimated for same. Ambac has initiated and may continue to initiate lawsuits seeking compliance with the repurchase obligations in the securitization documents with respect to sponsors who disregard their obligations to repurchase. Additionally, Ambac is in the process of re-underwriting additional transactions that have drastically underperformed expectations and the forensic results of those transactions are expected to be available over the next few quarters.

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Financial Guarantee Interest Expense

Financial guarantee interest expense for the third quarter of 2010 amounted to $27.5 million. This interest charge results from the accrual of interest plus the accretion of discount on all surplus notes issued prior to September 30, 2010. No such surplus notes were outstanding in 2009.

Reinsurance Cancellations

During the third quarter of 2010, AAC commuted its reinsurance arrangement with its subsidiary, Ambac UK. Prior to the termination, AAC had assumed 90% of all financial guarantee policies written by Ambac UK on a quota-share basis and also provided excess of loss protection for the aggregate of all incurred losses in excess of an attachment point of £0.5 million of net paid losses per calendar year. The net income impact of the termination in 2010 was a gain of $157.8 million, included in the Consolidated Statement of Operations as part of Other Income. The gain resulted primarily from the recognition of foreign currency gains that, prior to the termination, had not been reflected in AAC’s assets or liabilities such as unearned premium reserves and deferred acquisition costs, since these assets and liabilities (referred to as “non-monetary assets and liabilities” for foreign exchange accounting purposes) were required to be recorded based on their historical foreign exchange rates. During the third quarter 2009, Ambac cancelled reinsurance contracts with three reinsurers and recaptured approximately $15.3 billion of par outstanding. The net income impact of the cancellations in 2009, included in the Consolidated Statement of Operations as part of Other Income and as a reduction in Operating Expenses, amounted to approximately $285.5 million and ($17.5) million, respectively.

Financial Services

The financial services segment comprises the investment agreement business and the derivative products business, both of which are in run-off. Gross interest income less gross interest expense and operating expenses from investment and payment agreements, plus operating results from the derivative products business was ($77.4) million for the third quarter of 2010, up from ($213.7) million for the third quarter of 2009. Beginning in the second half of 2009, the financial services segment has been positioned to record gains in a rising interest rate environment in order to provide a hedge against certain exposures within the financial guarantee segment. The third quarter 2010 result was impacted by declining interest rates on the financial services derivative portfolio during the period partially offset by the effect of valuation adjustments relating to Ambac’s credit risk on uncollateralized contracts. The third quarter 2009 result was driven by losses resulting from interest rate movements during the quarter, losses realized on transactions that derivative counterparties terminated as a result of the downgrades of AAC as guarantor of the swaps and valuation adjustments on the remaining swap portfolio within the derivative products business.

Balance Sheet and Liquidity

Total assets increased during the third quarter of 2010, from $30.1 billion at June 30, 2010 to $31.3 billion at September 30, 2010, primarily due to the increase in VIE assets by approximately $1.1 billion, related primarily to foreign currency translation gains as well as net increases in the fair value of VIE assets measured in their functional currency.

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The fair value of the consolidated non-VIE investment portfolio increased from $6.6 billion (amortized cost of $6.3 billion) as of June 30, 2010 to $6.8 billion (amortized cost of $6.4 billion) as of September 30, 2010. The increase was primarily driven by net cash inflow resulting from premium collections and net investment income and the claim moratorium imposed by the OCI as well as generally increased market values of securities in the financial guarantee investment portfolio.

The financial guarantee non-VIE investment portfolio had a fair value of $5.6 billion (amortized cost of $5.2 billion) as of September 30, 2010. The portfolio consists of high quality municipal bonds, corporate bonds, Treasuries, U.S. Agencies and Agency MBS as well as mortgage and asset-backed securities.

Cash, short-term securities and bonds at the holding company amounted to $44.3 million as of September 30, 2010. In addition, in late October, Ambac (Bermuda) Ltd, a direct subsidiary of Ambac, returned capital amounting to $36.5 million.

Overview of AAC Statutory Results

As of September 30, 2010, AAC reported statutory capital and surplus of approximately $912 million, down from $1.5 billion as of June 30, 2010. AAC’s statutory financial statements include the results of AAC’s general account and the Segregated Account (formed on March 24, 2010). Statutory capital and surplus was negatively impacted by the statutory net loss recorded during the third quarter 2010. The primary drivers of the statutory net loss were statutory loss and loss expenses related primarily to AAC’s first-lien RMBS financial guarantee portfolio for both initial defaults and continued deterioration in previously defaulted credits and the initial default of one public finance transportation transaction, partially offset by revenues (primarily premiums earned and investment income) generated during the quarter.

AAC’s consolidated claims-paying resources amounts to approximately $7.9 billion as of September 30, 2010. This includes Ambac UK’s claims-paying resources of $1.0 billion, which will be available to AAC only to the extent Ambac UK receives approval from its regulator to dividend monies to AAC.

About Ambac

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provided financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac filed for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”). The Company will continue to operate in the ordinary course of business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. As a result of the bankruptcy filing, Ambac Financial Group, Inc.’s common stock is no longer listed on the New York Stock Exchange (previously traded under ticker symbol ABK).

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Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has a Caa2 rating from Moody’s Investors Service, Inc. and an R (regulatory intervention) financial strength rating from Standard & Poor’s Ratings Services.

Contact Information:

Peter Poillon

(212) 208-3222

ppoillon@ambac.com

Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on Ambac management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the impact of the bankruptcy proceeding on the holders of Ambac securities; (2) the unlikely ability of Ambac Assurance to pay dividends to Ambac in the near term; (3) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements bring claims alleging that the rehabilitation of the Segregated Account constitutes an event of default under the applicable debt indenture or an event of default under the applicable ISDA contract; (4) adverse events arising from the Segregated Account Rehabilitation Proceedings, including the injunctions issued by the Wisconsin rehabilitation court to enjoin certain adverse actions related to the Segregated Account being successfully challenged as not enforceable; (5) litigation arising from the Segregated Account Rehabilitation Proceedings; (6) decisions made by the rehabilitator for the benefit of policyholders may result in material adverse consequences for Ambac’s securityholders; (7) potential of rehabilitation proceedings against Ambac Assurance, with resulting adverse impacts; (8) the risk that reinsurers may dispute amounts owed us under our reinsurance agreements; (9) possible delisting of Ambac’s common shares from the NYSE; (10) the risk that market risks impact assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap and currency swap transactions; (11) risks which impact assets in Ambac Assurance’s investment portfolio; (12) risks relating to determination of amount of impairments taken on investments; (13) credit and liquidity risks due to unscheduled and unanticipated withdrawals on investment agreements; (14) market spreads and pricing on insured collateralized loan obligations (“CLOs”) and other derivative products insured or issued by Ambac; (15) inadequacy of reserves established for losses and loss expenses, including our inability to realize the remediation recoveries included in our reserves; (16) Ambac’s financial position and the Segregated Account Rehabilitation Proceedings may prompt departures of key employees; (17) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (18) difficult economic conditions, which may not improve in the near future, and adverse changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (19) the actions of the U. S. Government, Federal Reserve and other government and regulatory bodies to stabilize the financial markets; (20) likely unavailability of adequate capital support and liquidity; (21) credit risk throughout our business, including credit risk related to residential mortgage-backed securities and CLOs and large single exposures to reinsurers; (22) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (23) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (24) factors that may influence the amount of installment premiums paid to Ambac, including the imposition of the payment moratorium with respect to claims payments as a result of Segregated Account Rehabilitation Proceedings; (25) changes in prevailing interest rates; (26) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, required under the relevant derivative accounting

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guidance, to the portion of our credit enhancement business which is executed in credit derivative form, and due to the adoption of the new financial guarantee insurance accounting standard effective January 1, 2009, which, among other things, introduces volatility in the recognition of premium earnings and losses; (27) changes in accounting principles or practices that may impact Ambac’s reported financial results; (28) legislative and regulatory developments; (29) operational risks, including with respect to internal processes, risk models, systems and employees; (30) changes in tax laws and other tax-related risks; (31) other factors described in the Risk Factors section in Part I, Item 1A of Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (32) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2010 and December 31, 2009

(Dollars in Thousands Except Share Data)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $5,599,075 in 2010 and $7,605,565 in 2009)	$5,968,020	$7,572,570
Fixed income securities pledged as collateral, at fair value (amortized cost of $190,453 in 2010 and $164,356 in 2009)	194,387	167,366
Short-term investments (amortized cost of $617,748 in 2010 and $962,007 in 2009)	617,748	962,007
Other (cost of $100 in 2010 and $1,278 in 2009)	100	1,278

Total investments	6,780,255	8,703,221

Cash and cash equivalents	69,673	112,079
Receivable for securities sold	22,578	3,106
Investment income due and accrued	37,346	73,062
Premium receivables	2,802,811	3,718,158
Reinsurance recoverable on paid and unpaid losses	126,458	78,115
Deferred ceded premium	318,616	500,804
Subrogation recoverable	1,222,216	902,612
Deferred taxes	—	11,250
Current income taxes	—	421,438
Deferred acquisition costs	251,971	279,704
Loans	20,999	80,410
Derivative assets	298,757	496,494
Other assets	216,644	229,299
Variable interest entity assets:
Fixed income securities, at fair value	1,939,492	525,947
Restricted cash	1,952	1,151
Investment income due and accrued	1,230	4,133
Loans	17,201,665	2,635,961
Derivative assets	4,362	109,411
Other assets	11,214	12

Total assets	$31,328,239	$18,886,367

Liabilities and Stockholders’ Deficit

Liabilities:
Unearned premiums	$4,442,271	$5,687,114
Loss and loss expense reserve	5,510,541	4,771,684
Ceded premiums payable	182,725	291,843
Obligations under investment and payment agreements	814,389	1,177,406
Obligations under investment repurchase agreements	101,807	113,527
Current taxes	22,449	—
Long-term debt	1,823,327	1,631,556
Accrued interest payable	90,975	47,125
Derivative liabilities	486,878	3,536,858
Other liabilities	138,301	248,655
Payable for securities purchased	2,486	2,074
Variable interest entity liabilities:
Accrued interest payable	651	3,482
Long-term debt	17,335,034	3,008,628
Derivative liabilities	1,581,681	—
Other liabilities	12,304	60

Total liabilities	32,545,819	20,520,012

Stockholders’ deficit:
Ambac Financial Group, Inc.:
Preferred stock	—	—
Common stock	3,080	2,944
Additional paid-in capital	2,186,372	2,172,656
Accumulated other comprehensive income (loss)	347,738	(24,827)
Accumulated deficit	(3,978,701)	(3,878,015)
Common stock held in treasury at cost	(430,600)	(560,543)

Total Ambac Financial Group, Inc. stockholders’ deficit	(1,872,111)	(2,287,785)

Non-controlling interest:	654,531	654,140

Total stockholders’ deficit	(1,217,580)	(1,633,645)

Total liabilities and stockholders’ deficit	$31,328,239	$18,886,367

Number of shares outstanding (net of treasury shares)	302,112,225	287,598,189

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Nine Months Ended September 30, 2010 and 2009

(Dollars in Thousands Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Financial Guarantee:
Net premiums earned	$143,085	$238,401	$435,321	$612,945
Net investment income	69,840	137,645	256,438	364,026
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(8,461)	(32,529)	(49,706)	(1,452,664)
Portion of loss recognized in other comprehensive income	1,877	—	4,286	—

Net other-than temporary impairment losses recognized in earnings	(6,584)	(32,529)	(45,420)	(1,452,664)

Net realized investment gains	2,053	86,916	75,473	93,075
Change in fair value of credit derivatives:
Realized gains and (losses) and other settlements	4,862	(732,857)	(2,762,509)	(731,287)
Unrealized gains	4,550	2,865,761	2,806,963	4,411,004

Net change in fair value of credit derivatives	9,412	2,132,904	44,454	3,679,717
Other income	186,859	268,836	100,713	309,780
Income (loss) on variable interest entities	26,377	41,096	(504,873)	41,140
Financial Services:
Investment income	8,425	18,454	26,554	58,342
Derivative products	(78,368)	(222,450)	(207,552)	(280,868)
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	—	(11,660)	(3,079)	(283,858)
Portion of loss recognized in other comprehensive income	—	—	—	—

Net other-than temporary impairment losses recognized in earnings	—	(11,660)	(3,079)	(283,858)

Net realized investment gains	464	28,109	67,706	142,345
Net change in fair value of total return swaps	—	6,902	—	18,573
Net mark-to-market (losses) gains on non-trading derivatives	—	(6,907)	(14,295)	783
Corporate and Other:
Other income	114	1,109	1,575	33,325
Net realized (losses) gains	(521)	—	10,172	33

Total revenues	361,156	2,686,826	243,187	3,336,694

Expenses:
Financial Guarantee:
Loss and loss expenses	165,396	459,213	577,874	2,429,890
Underwriting and operating expenses	41,200	28,012	150,627	133,466
Interest expense	27,492	—	34,378	—
Financial Services:
Interest on investment and payment agreements	3,951	6,433	13,742	27,533
Operating expenses	3,460	3,316	10,211	10,808
Corporate and Other:
Interest	29,878	29,918	89,634	89,601
Other expenses	13,695	5,975	38,288	6,659

Total expenses	285,072	532,867	914,754	2,697,957

Pre-tax income (loss) from continuing operations	76,084	2,153,959	(671,567)	638,737
Provision (benefit) for income taxes	65	(34,284)	50	1,211,477

Net income (loss)	76,019	2,188,243	(671,617)	(572,740)
Less: net income (loss) attributable to noncontrolling interest	13	(14)	(13)	(16)

Net income (loss) attributable to Ambac Financial Group, Inc.	$76,006	$2,188,257	($671,604)	($572,724)

Net income (loss) per share attributable to Ambac Financial Group, Inc. common shareholders	$0.25	$7.58	($2.29)	($1.99)

Net income (loss) per diluted share attributable to Ambac Financial Group, Inc. common shareholders	$0.25	$7.58	($2.29)	($1.99)

Weighted average number of common shares outstanding:
Basic	302,177,506	288,770,269	293,542,268	287,647,272

Diluted	302,177,506	288,770,269	293,542,268	287,647,272